As filed with the Securities and Exchange Commission on December 4, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S - 8

REGISTRATION STATEMENT UNDER THE

SECURITIES EXCHANGE ACT OF 1933

ARC Group Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation or organization)

001-33400	87-0454148
(Commission File Number)	(IRS Employer Identification Number)

ARC Group Worldwide, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

810 Flightline Blvd.

Deland, FL 32724

(Address of principal executive offices including zip code)

(303) 467-5236

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value of $.0005 per share (2)(3)	950,000	$1.81	$1,719,500.00	$173.15

Notes:

(1)         Represents the maximum number of shares of common stock issuable pursuant to grants and/or exercise of options and other instruments under the ARC Group Worldwide, Inc. 2015 Equity Incentive Plan.

(2)         Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) of the Securities Act of 1933 (the “Securities Act”), as amended, the price shown is based upon the average of the high and low selling prices of the Common Stock on November 30, 2015, as reported on NASDAQ.

(3)         Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) of ARC Group Worldwide, Inc., a Utah corporation (“ARC” or the “Registrant”), relates to up to 950,000 shares of ARC common stock, par value $.0005 per share (“ARC Common Stock”), issuable in connection with the offer, issuance and settlement of equity awards pursuant to the ARC Group Worldwide, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, pursuant to Rule 428(a)(1) (§230.428(a)(1)).  Registrant information shall be updated by the filing of reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this Registration Statement and the Section 10(a) prospectus.  Any material changes in the registrant’s affairs required to be disclosed in the Registration Statement but not required to be included in a specific Exchange Act report shall be reported on Form 8-K (§249.308) pursuant to Item 5 thereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed by ARC with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Registration Statement:

1.              ARC’s Annual Report on Form 10-K (filed on September 25, 2015);

2.              ARC’s definitive Proxy Statement (filed on September 29, 2015);

3.              The description of ARC Common Stock contained in ARC’s Prospectus (dated April 2, 2015 and filed by ARC with the Commission pursuant to Rule 424(b)(4) of the Exchange Act;

4.              ARC’s Current Report on Form 8-K (filed on November 5, 2015);*

5.              ARC’s Quarterly Report on Form 10-Q (filed on November 5, 2015); and

6.              ARC’s Current Report on Form 8-K (filed on November 17, 2015).

* The information in this Current Report on Form 8-K was furnished to the Commission under Item 9 of Form 8-K. The information in this report is not deemed to be “filed” for purposes of the Exchange Act. We are not incorporating by reference this information into this Registration Statement and will not incorporate it by reference into any prospectus, registration statement or any of our other filings with the Commission under the Securities Act or the Exchange Act.

All documents subsequently filed by ARC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents (other than information therein that is furnished and not deemed filed with the Commission).  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Article IX of the Company’s Amended and Restated Articles of Incorporation include a provision authorized under Section 16-10a-841 of the Utah Revised Business Corporations Act (the “Utah Act”) providing for the indemnification of the Company’s officers, directors and employees for actions taken in such capacities, subject to certain limitations. Section 16-10a-841 of the Utah Act states that a corporation may eliminate or limit the liability of a director to the corporation or to its stockholders for monetary damages for any action taken or any failure to take any action as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled;  (b) an intentional infliction of harm on the corporation or the stockholders;  (c) a violation of Section 16-10a-842 of the Utah Act, concerning unauthorized distributions; or (d) an intentional violation of criminal law.

Article IX of the Company’s Amended and Restated Articles of Incorporation provides that the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he was or is a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, decrees, fines, penalties and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding, if he acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Article VI of the Company’s Bylaws also provides for the indemnification of officers, directors, employees and fiduciaries and agents of the Company if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person seeking indemnification was adjudged liable to the Company or in connection with any other proceeding charging that the person seeking indemnification derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Officers, directors, employees and fiduciaries and agents of the Company may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under the Bylaws, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. Indemnified parties may seek reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding. For indemnified persons other than directors, the Company may also indemnify and advance expenses to them if they are not directors of the Company to a greater extent than is provided in the bylaws, if not inconsistent with public policy, and if provided for in the Company’s Articles of Incorporation, by general or specific action of its Board of Directors, or by contract.

Under Section 16-10a-902 of the Utah Act, a corporation may indemnify a past or present director against liability incurred in a proceeding if (1) the director conducted himself in good faith, (2) the director reasonably believed that his conduct was in, or not opposed to, the corporation’s best interest, and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him in which he is adjudged liable on the basis that personal benefit was improperly received by him.

In addition, pursuant to Section 16-10a-903 of the Utah Act, unless limited by the articles of incorporation, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he is a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Section 16-10a-907 extends similar rights of indemnification and advancement of expenses to officers of the corporation, as well as employees, fiduciaries and agents.

Under 16-10a-905 of the Utah Act, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the board of directors, or contract. Unless the corporation’s articles of incorporation provide otherwise, Section 16-10a-905 of the Utah Act permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Under the Registrant’s Amended and Restated By-laws, the Registrant is also expressly required to advance certain expenses to its directors and officers and the Registrant is permitted to, and currently does, carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. The Registrant believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.         Undertakings.

(a)  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of December, 2015.

ARC Group Worldwide, Inc.

Date: December 4, 2015	By:	/s/ Jason T. Young
Jason T. Young, Chief Executive Officer, Director
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of ARC Group Worldwide, Inc., Inc. hereby severally constitute and appoint Jason T. Young and Drew M. Kelley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable ARC Group Worldwide, Inc., Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signatures

December 4, 2015	/s/ Jason T. Young
Jason T. Young, Chairman & Chief Executive Officer
(Principal Executive Officer)

December 4, 2015	/s/ Drew M. Kelley
Drew M. Kelley, Director and Chief Financial Officer
(Principal Financial and Accounting Officer)

December 4, 2015	/s/ Todd A. Grimm
Todd A. Grimm, Director

December 4, 2015	/s/ Gregory D. Wallis
Gregory D. Wallis, Director

December 4, 2015	/s/ Eddie W. Nelly
Eddie W. Neely, Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation dated August 7, 2012. (1)
3.2	Bylaws of the Company as amended and restated on March 25, 1998. (2)
5.1	Opinion of Jones Waldo Holbrook & McDonough, PC
23.1	Consent of Jones Waldo Holbrook & McDonough, PC (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
99.1	ARC Group Worldwide, Inc. 2015 Equity Incentive Plan

(1)         Incorporated by reference from Annex A to the Company’s Proxy Statement, dated July 16, 2015 and filed as Exhibit 3.3 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed on October 4, 2013.

(2)         Incorporated by reference from Exhibit 3.2 to the Company’s Form 10-KSB for December 31, 2000 filed on April 2, 2001.